EXHIBIT 99.1

Lightwave Logic Announces the Completion of a $2,000,000 Capital Raise with Private Investors

LONGMONT, Colorado, June 15, 2015 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today that the Company has successfully completed a $2,000,000 capital raise with the sale of common stock to further fund its operating and R&D expenses.  Details regarding the offering are contained within the Company’s Form 8-K filed on June 15, 2015.

Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic commented, “We are extremely pleased to have once again successfully raised the needed capital to fund our business well into 2016.  The Company is very fortunate to have a dedicated group of investors who share management’s vision to revolutionize modulators for optical communications using our next generation organic polymer material systems.”

“The proceeds from our last financing allowed us to acquire equipment and expand our R&D efforts.  One example is the  advancement of our material development to achieve thermal aging characteristics which we believe are superior to any known polymer material systems.  We also initiated our proprietary optical device development program and recently constructed a Class 100 clean room at our facilities in Longmont, Colorado.   In  addition to additional operating capital, the current financing will allow Lightwave Logic to accelerate development of our next generation photonic devices towards the point of commercial validation.”

For more information about Lightwave Logic, please visit the Company’s website at following URL: www.lightwavelogic.com

Powered by Lightwave Logic

Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com